Exhibit 10.10

NOTE: CERTAIN CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH OMITTED INFORMATION HAS BEEN MARKED WITH THE NOTATION "[*****]".




                            MASTER PURCHASE AGREEMENT
                            -------------------------






                                     BETWEEN

                      OPTICAL COMMUNICATION PRODUCTS, INC.

                                       AND

                         THE FURUKAWA ELECTRIC CO., LTD.






                                 OCTOBER 1, 2003

                                TABLE OF CONTENTS

1.       DEFINITIONS...........................................................4

2.       TERM OF AGREEMENT.....................................................6

3.       ORDER PROCEDURE.......................................................6

         3.1      FORECAST.....................................................6

         3.2      PURCHASE ORDER PROCEDURE.....................................6

         3.3      RESCHEDULING AND CANCELLATION................................7

4.       DELIVERY AND ACCEPTANCE...............................................7

         4.1      PACKAGING....................................................7

         4.2      SHIPPING, DELIVERY, TITLE AND RISK OF LOSS...................7

         4.3      INVOICING....................................................7

         4.4      FAILURE TO MEET DELIVERY DATE................................7

         4.5      ACCEPTANCE OF PRODUCTS.......................................8

5.       PRICE AND TERMS.......................................................8

         5.1      PRICE........................................................8

         5.2      MOST FAVORED CUSTOMER........................................8

         5.3      TIME OF PAYMENT..............................................8

         5.3      TAXES........................................................8

6.       PRODUCT WARRANTY......................................................8

         6.1      SUPPLIER WARRANTY............................................8

         6.2      SUPPLIER DISCLAIMER..........................................9

7.       CORRECTIVE ACTIONS, INDEMNIFICATION...................................9

         7.1      REQUEST FOR CORRECTIVE ACTION................................9

         7.2      DEFECTIVE PRODUCTS...........................................9

         7.3      INJURY, DAMAGE CAUSED BY PRODUCTS...........................10

         7.4      INFRINGEMENT INDEMNITY......................................10

         8.0      AVAILABILITY AND SUPPORT OF PRODUCTS........................10

         8.1      SAFETY STOCK................................................10

         8.2      REPORTS.....................................................12

         8.3      ADDING AND DELETING PRODUCTS................................12

         8.4      PRODUCT CHANGE APPROVAL                                     12

         8.5      AUDIT AND INSPECTION........................................12

9.       CONFIDENTIALITY......................................................12

10.      DISCLAIMER OF CERTAIN DAMAGES........................................13

11.      TERMINATION..........................................................13

12.      MISCELLANEOUS........................................................14

         12.1     NOTICE......................................................14

         12.2     ASSIGNMENT OR SUBCONTRACTING................................14

         12.3     FORCE MAJEURE...............................................14

         12.4     CHOICE OF LAW...............................................15

         12.5     NEGOTIATION, MEDIATION, ARBITRATION.........................15

         12.6     PUBLICITY...................................................15

         12.7     LEGAL COMPLIANCE............................................15

         12.8     AMENDMENTS..................................................15

         12.9     NON-WAIVER..................................................15

         12.10    AUTHORITY...................................................15

         12.11    NON-AGENCY..................................................15

         12.12    ENTIRE AGREEMENT............................................16

         12.13    SEVERABILITY................................................16

         12.14    CONFLICT OR INCONSISTENCY...................................16

         12.15    SURVIVAL....................................................16

         12.16    COUNTERPARTS................................................16

         12.17    HEADINGS....................................................16

         12.18    QUALITY STANDARDS AND GOALS.................................16

         12.19    ONGOING RELIABILITY TESTING.................................16

         12.20    AGREEMENT SIGNATURE APPROVALS...............................17

Appendix 1 - Products, Descriptions, Price Tables.............................18

Appendix 2 - Laser Usage Analysis spreadsheet.................................18

Appendix 3 - Table of Basic Contract Terms....................................18

Appendix 4 - Specifications...................................................18

This Agreement, dated as of the lst day of October, 2003 (the "Effective Date"), together with the Appendices and any documents identified below or referenced herein (all of which are incorporated by reference and collectively referred to as the "Agreement"), is entered into by and between Optical Communications Products, Inc., a Delaware corporation having its principal place of business at 6101 Variel Ave., Woodland Hills, CA 91367 ("OCP"), and The Furukawa Electric Co., Ltd., 6-1, Marunouchi 2-Chome, Chiyoda-ku, Tokyo 100-8322, ("Furukawa")


                                   *   *   *

OCP agrees to purchase from Furukawa, and Furukawa agrees to manufacture and sell to OCP, the Products which OCP and Furukawa agree on and are identified in Appendix 1 on the terms and conditions set forth in this Agreement. Future pricing changes must be in writing, submitted as a revision to Appendix 1, and mutually agreed by both companies.

1.       DEFINITIONS

Capitalized terms not defined in context within the Agreement shall have the respective meanings assigned to them below.

1.1 "Acceptance Date" means, with respect to each Product, the date on which OCP accepts the Product pursuant to subsection 4.5 of this Agreement.

1.2 "Change Order" means any change to an original Purchase Order described in a written Change Order referencing the original Purchase Order.

1.3 "Day" means any day of the year, including weekends and holidays.

1.4 "Defective Product" means any Product that fails to conform to the Product Warranty set forth in Section 6 of this Agreement.

1.5 "Delivery Date" means the date specified by OCP in a Purchase Order on which a Product is required to be delivered by Furukawa to the destination designated by OCP.

1.6 "Delivery Location" means the destination designated by OCP in a Purchase Order to which Furukawa will ship Products.

1.7 "DDP Location" means the location specified in the Table of Basic Contract Terms set forth in Appendix 3.

1.8 "Hazardous Condition" means (i) any condition that, under reasonably foreseeable circumstances, in the course of operation, use or handling of a Product, could result in damage to property or personal injury, and (ii) any condition that violates applicable health or safety regulations.

1.9 "Initial "Term" means the period specified in the Table of Basic Contract Terms set forth in Appendix 3, measured from the Effective Date.

1.10 "Lead Time" means the maximum permitted interval between Furukawa's receipt of a Purchase Order and the Delivery Date for each Product set forth in Appendix 3.

1.11 "Materials" means any components and other materials comprising or comprised in Products.

1.12 "Order Cancellation Period" means the minimum permitted interval specified in the Table of Basic Contract Terms set forth in Appendix 3 between (i) receipt by Furukawa of notice of cancellation of a Purchase Order by OCP and (ii) the Delivery Date.

1.13 "Order Rescheduling Period" means the minimum permitted interval specified in the Table of Basic Contract Terms set forth in Appendix 3 between (i) receipt by Furukawa of notice of rescheduling of a Delivery Date by OCP and (ii) the original Delivery Date.

1.14 "Product Payment Period" means the maximum period of time for payment of an invoice by OCP specified in the Table of Basic Contract Terms set forth in Appendix 3, measured from the Shipment Date.

1.15 "Product Rejection Period" means the maximum period of time for rejection of a Product by OCP specified in the Table of Basic Contract Terms set forth in Appendix 3, measured from the date of receipt of the Products by OCR

1.16 "Product Warranty Period" means, with respect to each Product, the period of time specified in the Table of Basic Contract Terms set forth in Appendix 3, measured from the Acceptance Date of the Product.

1.17 "Purchase Order" means an order for the purchase of Products that OCP submits to Furukawa which becomes effective when it is accepted, or deemed accepted, by Furukawa.

1.18 "Repair or Replacement Period" means, with respect to each Product, the maximum period of time specified in the Table of Basic Contract Terms set forth in Appendix 3, for repair or replacement of Products by Furukawa measured from the receipt by Furukawa of a Defective Product, as that term is defined in subparagraph 7.2 of this Agreement.

1.19 "Locked Safety Stock" means the quantity of each Product held in Furukawa's inventory of finished Products exclusively for purchase by OCP. Matching safety stock numbers will also be purchased and kept by OCP at OCP location, as identified in Appendix 2 - Laser Usage Analysis spreadsheet.

1.20 "Locked Safety Stock Level" means the quantity of Locked Safety Stock specified in Appendix 2.

1.21 "Specifications" means, with respect to each Product, the applicable technical and functional specifications described in Appendix 4 of this Agreement and any Documentation related to that Product.

1.22 "Pricing Table" refers to the latest negotiated pricing agreed to in writing by both Furukawa and OCP.

1.23 "Surplus Compensation Procedure" means the payment by OCP to Furukawa of an amount equal to Furukawa's reasonable direct costs and expenses of labor and Materials incurred in the production of Products pursuant to this Agreement, net of all salvage or scrap value, in an amount which shall not, in any circumstances, exceed the purchase price of the applicable Product, and which is payable only under the following conditions:

(a) Furukawa will use commercially reasonable efforts to (i) cancel orders for Materials ordered from its vendors, but not yet received by Furukawa at the time of cancellation, or (ii) return Materials to the vendors after receipt if such action would be likely to minimize compensation payable hereunder by OCP;

(b) Furukawa will furnish to OCP reasonable documentation detailing its direct costs and expenses.

1.24 Quality Standards- Specifications provided either by OCP as part of a product specification or as stated by Furukawa in product specifications.

2.0      TERM OF AGREEMENT
This Agreement is effective as of the Effective Date for period of the Initial Term and shall continue in force automatically for successive one-year terms unless terminated by either party (i) by giving at least thirty days' written notice to the other party prior to the expiration of the then-current term or
(ii) pursuant to termination provisions set out below.

3.0      ORDER PROCEDURE

3.1      FORECAST

         3.1.1 Due to lack of forward visibility provided to OCP from its customers, OCP shall base its order requirements on past 3 months' usage trends coupled with actual Material Requirements Planning (MRP) demand for 4 weeks forward. This information is updated monthly and listed on the monthly Laser Usage Analysis spreadsheet. OCP shall submit the Laser Usage Analysis spreadsheet to Furukawa by the 3rd business day of each month. OCP shall make best effort to provide Furukawa with a demand forecast for the next 3 months with the first Laser Usage Analysis spreadsheet of every quarter.

3.2      PURCHASE ORDER PROCEDURE.

         3.2.1 Issuance and Acceptance. OCP may issue Purchase Orders to Furukawa by mail, fax, electronic data interchange, or other mutually agreeable method. If Furukawa has not delivered to OCP a written acceptance, or a written explanation of the reasons for rejection, of each Purchase Order within seven Days after receipt of the Purchase Order, the Purchase Order will be deemed accepted by Furukawa. Furukawa will not reject a Purchase Order on the basis of a stated Delivery Date if the Delivery Date is set in accordance with the Lead Time, and Furukawa will, in any event, use commercially reasonable efforts to accept each Purchase Order issued by OCP.

         3.2.2 Purchase Order Information. To the extent necessary to permit Furukawa to fulfill the terms of a Purchase Order, Purchase Orders issued by OCP shall include (i) identification of the Products by reference to its OCP Part Number and/or Furukawa Part Number, (ii) quantity of Products, (iii) price per unit of Products (iv) total order price, (v) Delivery Date, (vi) Delivery Location, and (vii) OCP's Purchase Order number and date.

         3.2.3 Change Orders. Except with respect to rescheduling changes or cancellation permitted pursuant to subsections 3.3.1 and 3.3.2 below, any modification of a Purchase Order shall be made pursuant to a written Change Order executed and agreed to by each party.

3.3      RESCHEDULING AND CANCELLATION.
         Rescheduling. OCP may reschedule a Purchase Order line, with written consent of Furukawa, providing notice is given to Furukawa at least 14 days in advance of ship date on which OCP and Furukawa agree.

         3.3.2 Cancellation. OCP shall not cancel a Purchase order without prior written consent of Furukawa. OCP cannot cancel a Purchase Order within 14 days before Delivery date.

4.0      DELIVERY AND ACCEPTANCE

4.1 PACKAGING. Furukawa shall, at no additional charge, package and secure Products properly in accordance with Specifications and in a manner that will provide adequate protection against damage during shipment, handling, and storage under reasonably foreseeable conditions.

4.2      SHIPPING, DELIVERY, TITLE AND RISK OF LOSS

4.2.1 Shipping. Unless agreed by the both parties, Furukawa shall (i) select the mode of transportation of the Products, (ii) ship to the Delivery Location,
(iii) assure that all  subordinate  documents  bear OCP's Purchase Order number,
(iv) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum, and (v) mark OCP's Purchase Order number on all packages and shipping papers. If Furukawa as a means of avoiding a delivery penalty selects a mode of transportation more expensive than normally necessary, Furukawa will be responsible for the excess transportation cost.

4.2.2 Delivery. Unless otherwise specified in the Purchase Order, Products shall be shipped DDP destination with Air Freight, customs, duties and insurance the responsibility of the Seller.

4.2.3 Title and Risk of Loss. Risk of the Products shall pass from Furukawa to OCP when the Product is delivered to the destination designated by the OCP. In the event that the Products are delivered to the OCP before full payment for the Products, Furukawa is entitled to retain title to the Products until the Products have been fully paid.

4.2.4 INVOICING. Unless instructed otherwise by OCP, Furukawa shall (i) render invoices in duplicate or as otherwise specified showing the Purchase Order number, (ii) render separate invoices for each shipment or Purchase Order, and (iii) invoice OCP by mailing or otherwise transmitting invoices to the billing address in the Purchase Order.

4.4 FAILURE TO MEET DELIVERY DATE. If Furukawa fails to deliver all or any portion of Products on or before the Delivery Date:

(a) Furukawa shall use commercially reasonable efforts to deliver such Products as soon as possible and to assure that other deliveries are not delayed, and if other deliveries are expected to be delayed, Furukawa shall provide OCP with immediate notice identifying those deliveries along with a written plan for minimizing the expected delays and resuming timely deliveries; and

(b) In the event that a delivery of Products delays for more than 10 business days after mutually agreed scheduled delivery date, OCP may cancel purchase order, or any portion thereof, without charge.

(c) Supply Protection. In order to insure continued supply of Products to OCP and its divisions, Furukawa agrees to make best effort to cooperate with OCP in the event of a work stoppage at Furukawa's facilities and/or any example of Force Majeure as specified in section 12.3.

4.5 ACCEPTANCE OF PRODUCTS. Furukawa will manufacture and supply each Product in accordance with the Specifications for the Product, which shall be reviewed and approved in writing by OCP prior to becoming effective. Unless the parties otherwise mutually agree in writing, each Product will have the functionality and other characteristics specified in the applicable Specifications. OCP will accept or reject the delivered Product within the Product Rejection Period. In the event that OCP does not reject delivery of the Product within the Product Rejection Period, the Product will be deemed accepted by OCP. In the event that the Product appears to comply with the applicable Specifications, OCP will accept delivery of the Product. In the event that the Product does not appear to comply with the applicable Specifications, OCP will reject the Product and Furukawa will replace the Product with a Product, which complies with its Specifications in accordance with the procedures for replacement and return of Defective Products specified in subsection 7.2 of this Agreement. Acceptance of a Product for delivery will not affect any of Furukawa's warranty, indemnification, or other obligations under this Agreement.

5.0      PRICE AND TERMS

5.1      PRICE.  The Products shall be sold at the prices  specified in Appendix
1. Such prices shall remain in effect during the term of this Agreement; provided, however, that Furukawa and OCP will periodically (quarterly) negotiate changes to the prices and any agreed changes will be included in a written amendment of this Agreement, signed by an authorized representative of each party before becoming effective.

5.2 TIME OF PAYMENT. Furukawa will submit invoices to OCP and, unless otherwise agreed, OCP will pay to Furukawa the net amount stated in each invoice within the Product Payment Period.

6.0      PRODUCT WARRANTY



6.1 FURUKAWA WARRANTY. Furukawa represents, covenants, and warrants to OCP as follows:

(a) No prior license or other agreement to which Furukawa is a party or is bound is violated by, or is inconsistent or conflicts with, the rights of OCP under, or the terms and conditions of, this Agreement.

(b) Furukawa is either the owner of the Products or is otherwise in possession of sufficient licensed rights to any of the proprietary information and intellectual property owned by third parties in and to the Products to permit Furukawa to sell and furnish the Products to OCP pursuant to the terms of this Agreement and OCP shall receive the Products from Furukawa without any restriction whatsoever on the use by OCP or its customers of the Products.

(c) Title to the Products shipped or sold to OCP will pass to OCP free and clear of all liens, charges, encumbrances, restrictions, or other third party rights.

(d)      Products will be manufactured from new and unused components.

(e) During the Product Warranty Period, each Product will, under normal use and service, be free of defects in materials and workmanship and strictly conform to the Specifications. The warranty provided in this subsection 6.1(e) is subject only to fulfillment of the following conditions:

         (i) Furukawa's receipt of written notice of a defect from OCP within, or promptly after, the applicable Product Warranty Period;

         (ii) The Products not having been altered or repaired by OCP or OCP's customer without Furukawa's consent; or

         (iii) The alleged defect not being the direct result of mishandling, improper servicing, or improper operation by OCP or OCP's customer.

6.2 FURUKAWA DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES AND OBLIGATIONS STATED HEREIN, FURUKAWA DISCLAIMS ALL OTHER PRODUCT WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.       CORRECTIVE ACTIONS, INDEMNIFICATION

7.1 REQUEST FOR CORRECTIVE ACTION. OCP may from time to time issue a written request for corrective action to Furukawa identifying any event which in the view of OCP may constitute non-performance of Furukawa's duties or obligations hereunder, including any chronic or significant Product defect, non-conformity to Specifications, or other material event evidencing non-performance (any one or more of which is hereafter referred to as a "Material Event") which is considered to be within Furukawa's reasonable control. Furukawa will respond to each such request as follows:

(a) Furukawa will provide to OCP a written initial response to such a request within five Days following Furukawa's receipt of the request. Such initial response will serve as Furukawa's acknowledgment of its receipt of the request and will propose a target date for resolution of the Material Event identified in the request. The actual target date will be negotiated in good faith and mutually agreed by Furukawa and OCP.

(b) On or before the target date proposed by Furukawa in its initial response, Furukawa will provide to OCP a written report that will set out in reasonable detail the cause of the Material Event and the action proposed by Furukawa to correct it.

Furukawa will use its best efforts to take any and all necessary corrective action, including action proposed in its response to the request, to remedy the Material Event as soon as practicable.

7.2 DEFECTIVE PRODUCTS. During the Product Warranty Period, Furukawa will repair or replace, any Defective Product. Upon discovery of a Defective Product during the Product Warranty Period, OCP will provide to Furukawa a notice of defect with a request for repair, or replacement the Defective Product within 3 working days of finding the defect. If OCP elects to have Furukawa repair the defective Product, Furukawa within the Repair or Replacement Period will complete the repairs. If Furukawa fails to repair the Defective Product within the Repair or Replacement Period, OCP shall continue to have the right to require replacement of the Defective Product or a refund or credit of the full purchase price thereof. If OCP elects to obtain a replacement of the Defective Product, Furukawa will deliver the replacement Product to a location designated by OCP within the Repair or Replacement Period. If Furukawa fails to replace the Defective Product within the Repair or Replacement Period, OCP shall continue to have the right to require a refund or credit of the full purchase price thereof. The costs and risk of loss or damage associated with delivering and installing replacement Products will be borne by Furukawa. Replacement Products delivered by Furukawa will be subject to all of the terms of this Agreement as it relates to Products and a new Product Warranty Period will take effect with respect to the replacement Products. OCP will return Defective Products to Furukawa or to a place, which must be designated by Furukawa within ten Days after Furukawa's receipt of the Notice of Defect. The costs and risk of loss or damage associated with shipping Defective Products to Furukawa will be borne by Furukawa. Refunds or credits issued for the purchase price of any Defective Products will be issued within ten Days after Furukawa's receipt of the Defective Products. If Furukawa replaces a Product or issues a refund or credit to OCP pursuant to a Notice of Defect and Furukawa subsequently determines and certifies in writing to OCP that either (i) the returned Product is not defective or (ii) any of the conditions to the Product Warranty specified in subsection 6.1(e)(ii) or (iii) were not satisfied, then Furukawa will return the Product to OCP, and OCP will pay for the replacement Product as if it were purchased pursuant to the terms of this Agreement, the costs associated with delivering and installing replacement Products, the costs associated with shipping Defective Products and all costs of handling, inspection, repairs. OCP's rights of repair, replacement or refund under this Section 7.2 will survive any expiration or termination of this Agreement irrespective of the reason for termination. The Product Warranty Period shall not apply to limit Furukawa's responsibility for the repair, replacement or refund of the purchase price of any Product with respect to which a defect has been demonstrated to cause or have caused a Hazardous Condition to exist with respect to any person or property.

7.3 INJURY, DAMAGE CAUSED BY PRODUCTS. Furukawa will defend, indemnify, and hold OCP harmless from any and all claims, costs, expenses, damages, or other liabilities, including reasonable attorneys' fees, arising out of (i) the death of, or bodily injury to, any person or (ii) the damage, loss, or destruction of, any property, if, and to the extent that any such death, bodily injury, or property damage, loss, or destruction is caused by a defect in a Product.

7.4 INFRINGEMENT INDEMNITY. Furukawa will defend, indemnify and hold OCP harmless from any and all claims, costs, expenses, damages or other liabilities, including reasonable attorneys' fees, which are the result of patent, trademark or copyright infringement claims or claims based on misappropriation of trade secret rights arising out of, or relating to, the use, transfer, sale or resale of the Products. OCP will notify Furukawa, in writing, in the event of any such claim and grant to Furukawa the right, at Furukawa's expense, to control the defense thereof, including the right to settle any such claim or suit on terms, which will not adversely affect OCP. If the use, transfer, sale or resale of any of the Products by OCP constitutes an infringement or is enjoined, Furukawa will, at its own expense and option, (i) procure for OCP the right to continue using, transferring and reselling such Products, (ii) modify such Products so that it becomes noninfringing, while strictly conforming to the applicable Specifications, or (iii) replace such Products with noninfringing substitutes, while strictly conforming to the applicable Specifications. The obligations of Furukawa under this subsection 7.4 will survive the expiration or termination of this Agreement and the Product Warranty Period.

7.5 NO LIABILITY FOR DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL FURUKAWA AND ITS SUPPLIER BE LIABLE FOR ANY DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES FOR PERSONAL INJURY, LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF THE USE OF OR INABILITY TO USE THIS PRODUCT, EVEN IF SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY CASE, FURUKAWA AND ITS SUPPLIERS' ENTIRE LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT ACTUALLY PAID BY OCP FOR THE PRODUCT.

8.0      AVAILABILITY AND SUPPORT OF PRODUCTS

8.1      SAFETY STOCK.

         There may be situations in a product's life where the demand in a particular quarter was unexpectedly low. Furukawa is protected because OCP would have to purchase any unused safety stock, which is remaining at Furukawa at the end of every quarter, within 3 business days after the end of the quarter based on the safety stock formula described in section 8.1.1.1. At the eventual end of a product's life, Furukawa would again be protected because OCP would have to purchase any unused safety stock amounts, which is remaining at Furukawa at the end of that final quarter, within 3 business days after the end of the quarter. At the time of termination of this agreement by either party,

OCP shall purchase any unused safety stock amounts, unless the termination occurs by Furukawa's failure, breach of this Agreement, or any status as described in subsection 11(b).

         OCP and Furukawa are to keep in stock, respectively, over and above demand, the "locked safety stock levels" as listed on the Laser Usage Analysis
(LUA) spreadsheet, shown in Appendix 2. The approximate safety stock level for each part number shall be the calculated average monthly usage over the past 3 months (12 weeks).

8.1.1    OCP PURCHASE OF LOCKED SAFETY STOCK

         8.1.1.1  PURCHASE OF LOCKED SAFETY STOCK.

There may be examples when a particular laser's demand suddenly decreases below the calculated "locked" safety stock levels. To prevent undue carrying costs at FEC, OCP will agree to purchase the balance of the locked safety stock amount at FEC based on the formula below:

         Example:
         "Locked" safety stock level is 500. OCP and Furukawa must keep 500 respectively, in stock above and beyond demand. "Locked" safety stock level for the next quarter is 200. In this example, the amount OCP would be liable to purchase would be 500 - 200 = 300 pcs and the price for those 300 pcs would be the price of the laser as of the lst day of the recently ended quarter. For example, if the quarter-end month is September and it is determined that OCP must buy some unused FEC safety stock; the price OCP must pay is the price that was established at the beginning of that quarter. If FEC does NOT have the safety stock available for shipment, OCP does not have to purchase this safety stock. It is the responsibility of FEC to provide information on the safety stock levels to OCP via the LUA report update schedule. Furukawa is required to replenish the safety stock level within 2 weeks. If Furukawa cannot meet this requirement, it should inform OCP as to the reasons and provide a recovery plan.

         8.1.1    FREQUENCY OF REVIEW OF LOCKED SAFETY STOCK VALUES

"Locked" Safety stock levels are to be reviewed at the end of each quarter by OCP. By allowing FEC to release any unused safety stock every 12 weeks, it limits the carrying costs incurred by Furukawa. OCP is to analyze the usage rates and adjust the safety stock levels every 12 weeks to ensure proper safety stock levels are in place most closely matching the current business conditions. OCP CAN REQUEST FURUKAWA, IN WRITING, TO CARRY MORE SAFETY STOCK THAN THE CALCULATIONS REQUIRE, HOWEVER OCP UNDERSTANDS THE RISK INVOLVED WITH MAKING THIS REQUIREMENT.

         8.1.2    LUA SPREADSHEET

         o        Within 3 business  days after the end of a quarter,  OCP is to
                  submit  new  "locked"   safety   stock   numbers  on  the  LUA
                  spreadsheet and submit to Furukawa.

         o Within 3 business days after this event, Furukawa is to acknowledge receipt of the revised LUA spreadsheet, list its current safety stock inventory for each part number on the spreadsheet and submit them to OCP via e-mail. If Furukawa cannot meet the new safety stock requirements, it should inform OCP as to the reasons and provide a recovery plan.

         o By the 3rd business day of each month, OCP is to submit an updated LUA spreadsheet to Furukawa. This update shall include current quantity on hand, current quantity on order, MRP demand for 4 weeks out and any other pertinent information. The spreadsheet shall contain a column that clearly shows whether OCP has enough parts on hand and/or on order to maintain the agreed locked safety stock amount at OCP. If any such number in this field shows a needed quantity to order, OCP shall take immediate steps to get a new P.O. placed to Furukawa.

         o Furukawa is to disclose an updated safety stock status of its parts to OCP by the 6th business day of each month. This information is to be populated in the correct column on the LUA spreadsheet and submitted via e-mail.

         o        Furukawa is to utilize this data to analyze trends in OCP.

         o Every 90 days, the locked safety stock levels will be analyzed and any new levels will be established by OCP. If any safety stock level increases by a factor of more than two, then Furukawa's written consent is required before the new locked safety level becomes effective.

         8.1.3    REDUCTION OF LOCKED SAFETY STOCK AMOUNT
         If, during the middle of a quarter, OCP wishes to reduce the "locked" safety stock amount, it can do so only if Furukawa agrees to the request in writing. Generally, this would be acceptable if FEC did not have any safety stock on hand and no product in work in process (WIP).

8.2 REPORTS. Upon the written request of OCP, Furukawa will provide to OCP such delivery information as may be reasonably requested by OCP, including the projected Shipment Date, the Delivery Date required by the Purchase Order, and the projected actual date of delivery of Products, identified by Purchase Order number and Product Part Number.

8.3 ADDING AND DELETING PRODUCTS. From time to time Furukawa and OCP may mutually agree in writing to amend this Agreement to add a Product. Furukawa may from time to time delete a Product from this Agreement. Furukawa shall be required to give one-year prior notice for such deletion. Delivery Date of last shipment of the deleted Product cannot be beyond 90 days after the expiration of the one-year period.

8.4      PRODUCT CHANGE APPROVAL
         Furukawa must inform OCP of any changes to any such products and must obtain OCP's approval.

8.5 AUDIT AND INSPECTION. During the term of this Agreement, and upon not less than five Days' prior written notice to Furukawa, OCP will have the right to audit and reproduce for its analysis any of Furukawa's quality and purchasing records relating to the performance of this Agreement. Furukawa will keep such records for at least five years. OCP will also have the right to inspect at OCP's expense, Furukawa's manufacturing and/or distribution facilities for Products or for any Materials or components thereof supplied by third party suppliers. Both parties must agree to details of such a planned audit or inspection. At OCP's request, Furukawa will provide a technically qualified employee to assist OCP in any such audit or inspection.

9.       CONFIDENTIALITY

During the term of this Agreement, either party (the "Acquiring Party") may have the opportunity to acquire and/or obtain access to, with the prior written consent of the other party, Confidential Information relating to Products of the other party and its subsidiaries and affiliates (collectively, the "Disclosing Party") through discussions with employees and independent contractors of the Disclosing Party. "Confidential Information" means all confidential and/or proprietary information and trade secrets developed by a party, or with respect to which a party acquires knowledge in connection with the performance of its obligations under this Agreement, during the term of this Agreement and thereafter, including the existence, subject matter, and contents of this Agreement, the Specifications and any marketing strategies, technical information, product development information, pricing information, acquired in the course of performance of this Agreement. Each party will keep confidential Information strictly confidential. The Acquiring Party shall neither disclose Confidential Information of the Disclosing Party to any third party, nor permit Confidential Information of the Disclosing Party to be disclosed to any contractor, employee or agent not involved directly with the performance of its obligations under this Agreement, except with the Disclosing Party's prior written consent. The Acquiring Party will take every reasonable precaution to protect the confidentiality of Confidential Information of the Disclosing Party in a manner consistent with the efforts exercised by it with respect to the Acquiring Party's own confidential information of like kind or importance, and shall exercise due care in the enforcement of this obligation. The covenants of this Section 9 will not apply to information which (i) can be demonstrated to have been known to the Acquiring Party prior to the Effective Date, (ii) is later obtained by the Acquiring Party from another source, (iii) is in, or enters into, the public domain, in each case, without violation of this Agreement or any other confidentiality or nondisclosure agreement or obligations, or (iv) is required to be disclosed pursuant to the order of a court or regulatory agency acting within its authority. The Acquiring Party shall take all actions reasonable and necessary to ensure that its employees and contractors are advised of, and bound by, the terms of this Agreement. The Acquiring Party's obligations under this Section 9 shall survive the termination or expiration of this Agreement.

10.      DISCLAIMER OF CERTAIN DAMAGES

EXCEPT WITH RESPECT TO FURUKAWA'S INDEMNIFICATION  OBLIGATIONS UNDER SUBSECTIONS
7.3 AND 7.4 OF THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES UNDER SECTION 9 ABOVE, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, OR FOR ANY LOSS OF PROFITS, BUSINESS OR SAVINGS, EVEN IF THE INDEMNIFYING PARTY IS, OR HAS BEEN, INFORMED OF THE POSSIBILITY OR EXISTENCE OF SUCH DAMAGES.

11.      TERMINATION

Either party may terminate this Agreement, in whole or in part, by written notice to the other, without further obligation to the other, if:

         (a) The other party fails to perform any material provision of this Agreement, and fails to cure the failure within thirty Days after receipt of notice thereof.


         (b) The other party becomes insolvent, bankruptcy, liquidation or dissolution, or makes an assignment for the benefit of creditors, proceedings in voluntary or involuntary bankruptcy, bankruptcy or any law shall be instituted on behalf of or against the said party, or a receiver or similar officer is appointed to take charge of all or part of such party's assets. This could be the result of voluntary or involuntary bankruptcy, liquidation or dissolution.


         (c) An event of force majeure occurs in accordance with the provisions of subsection 12.3 of this Agreement, and performance by either party is delayed for more than ninety days.

12.      MISCELLANEOUS

12.1     NOTICE.

         12.1.1 Delivery. Any notice or demand which under the terms of this Agreement or under any statute must be given or made by Furukawa or OCP shall be in writing and shall be given or made by fax or similar communication or by certified or registered mail or by a reputable express delivery service addressed to the respective parties as follows:

         To:      Optical Communications Products, Inc.
                  6101 Variel Ave.
                  Woodland Hills, CA  91367

                  Attention:  Mike Porter



         To:      The Furukawa Electric Co., Ltd.
                  6-1, Marunouchi 2-Chome, Chiyoda-ku,
                  Tokyo 100-8322 Japan

                  Attention:  Seiji Uchida

         12.1.2 Effectiveness. Such notice or demand shall be deemed to have been given or made when sent by fax or upon receipt when sent by other means. The above addresses may be changed at any time by giving thirty Days prior written notice as provided above.

12.2 ASSIGNMENT OR SUBCONTRACTING. Neither party may assign this Agreement nor may any duties or obligations of either party under this Agreement be delegated to any other party or subcontractor without the prior written consent of the other Party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party shall have the right, without the written consent of the other, to assign this Agreement to a Financially Responsible Affiliate or to a Financially Responsible successor in ownership of substantially all the assets of the assigning party if the Affiliate or successor expressly assumes in writing the terms and conditions hereof and the obligations of the assigning party under this Agreement. "Affiliate" means any person, company, firm, or corporation controlling, controlled by, or under common control with, the party of reference. "Financially Responsible" means having sufficient financial, operating and personnel resources to carry out the party's obligations under this Agreement reliably and without otherwise materially adversely affecting its viability or its ability to carry out its obligations to third parties.

12.3 FORCE MAJEURE. Neither Furukawa nor OCP shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, or any other similar causes beyond the control of Furukawa or OCP ("Condition"). If any such Condition occurs, the party delayed or unable to perform shall give immediate notice to the other party describing the nature of the condition and its anticipated effect upon performance.

12.4 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of Japan (excluding it rules regarding conflict of laws).

12.5 NEGOTIATION, MEDIATION, ARBITRATION. Any dispute arising out of, or relating to, this Agreement shall be exclusively settled in the Tokyo District Court of Japan with respect to all controversies arising from the interpretation and performance with this Agreement.

(a) Negotiation. The parties shall attempt in good faith to resolve any dispute arising out of, or relating to, this Agreement promptly by negotiation between executives who shall have sufficient authority to sign a binding settlement agreement.

(e) Tolling. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this subsection 12.6 are pending. The parties will take such action as may be required to effectuate such tolling.

(f) Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of any of the terms of this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs incurred in the action or proceeding in addition to any other relief to which it may be entitled.

12.6 PUBLICITY. Each party agrees to submit to the other party all advertising, sales promotion, press releases and other publicity efforts relating directly or significantly to this Agreement. Both parties further agree not to publish or use such advertising, sales promotion, press releases, or publicity efforts without the other party's prior written consent, which shall not be unreasonably denied. The foregoing shall not apply to internal announcements, newsletters or information on electronic "bulletin boards" intended solely for the dissemination of information to a party's employees.

12.7 LEGAL COMPLIANCE. Each party covenants and represents to the other that it has complied, and will comply, with the provisions of all applicable state and federal laws and regulations and will use its best efforts to comply with all local and municipal regulations.

12.8 AMENDMENTS. No Change Order or amendment of this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both parties.

12.9 NON-WAIVER. A party's failure at any time to enforce any of the provisions of this Agreement or any right or remedy available hereunder or at law or equity, or to exercise any option herein provided, will in no way be construed to be a waiver of such provisions, rights, remedies or options or affect the validity of this Agreement. The exercise by either party of any rights, remedies or options provided hereunder or at law or equity shall not preclude or prejudice the exercising thereafter of the same or any other rights, remedies or options.

12.10 AUTHORITY. Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement, on behalf of each, has been properly authorized and empowered to enter into this Agreement, understands it, and agrees to be bound by it.

12.11 NON-AGENCY. Each of the parties shall perform its obligations under this Agreement as an independent contractor. Nothing herein contained shall be deemed to create an agency, joint venture or partnership relationship between them.

12.12 ENTIRE AGREEMENT. This Agreement, together with the Appendices, constitutes the entire agreement between OCP and Furukawa relating to the subject matter of this Agreement. It does not, however, supersede, modify, or terminate any nondisclosure agreement in effect between the parties.

12.13 SEVERABILITY. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions never had been contained herein. However, in the event any such provision is considered an essential element of this Agreement, the parties shall promptly use their best efforts to negotiate a substitute provision.

12.14 CONFLICT OR INCONSISTENCY. Any conflict or inconsistency in the terms of any of the following documents will be resolved in the following order of priority: (i) this Agreement, (ii) a Purchase Order, (iii) a Release.

12.15 SURVIVAL. Expiration or termination of this Agreement for any reason will not release either party from any liabilities or obligations set out in this Agreement which (a) the parties have expressly agreed will survive any such expiration or termination, or (b) by their nature would be intended to be applicable following any such expiration or termination.

12.16 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

12.17 HEADINGS. The inserted headings are for convenient reference only and will not be used to construe or interpret this Agreement.

12.18 QUALITY STANDARDS AND GOALS - OCP will establish objective measures of quality (such as incoming inspection rejections, parts per million, scrap, delivery, etc.) and quality goals. OCP will establish reporting requirements regarding the fulfillment of such quality goals. OCP administers a Furukawa Certification Program. As part of this program, Furukawa may become disqualified from OCP's Approved Vendor List, if Furukawa is unable to meet and maintain certain performance criteria (i.e. On Time Delivery, Excessive Defects etc.).

12.19 ONGOING RELIABILITY TESTING- Furukawa will establish an ongoing reliability test process (program) for the products supplied to OCP, OCP will provide Furukawa with its quality assurance requirements for each product (i.e. Failures In Time Rate (F.I.T.), Mean Time To Failure (M.T.T.F.) etc.). Furukawa will notify OCP to any quality related problems within 72 hours of discovery that compromise product quality or fail to meet agreed to product specifications.

Executed by the parties designated below as of the Effective Date.



OPTICAL COMMUNICATION PRODUCTS, INC.           THE FURUKAWA ELECTRIC CO., LTD.

By:  /s/ Mohammad Ghorbanali                   By:  /s/ Takeo Shimizu
     ---------------------------------              ----------------------------

Name:  Mohammad Ghorbanali                     Name:  Takeo Shimizu
       -------------------------------                --------------------------
Title:  Chief Operating Officer                Title:  General Manager, OD Dept.
       -------------------------------                 -------------------------

Date:             10/01/03                     Date:             10/01/03
      --------------------------------                --------------------------

Signed at:  California, USA                    Signed at:  Yokohama, Japan
            --------------------------                     ---------------------

                                   Appendix 1
                      Products, Descriptions, Price Tables

                                     [*****]

                                   Appendix 2
                                 LUA spreadsheet

                                     [*****]

                                   Appendix 3
                          Table of Basic Contract Terms

-------------------------------------- -----------------------------------------
Effective Date                         10-01-03
-------------------------------------- -----------------------------------------
Initial Term                           One Year
-------------------------------------- -----------------------------------------
Product Payment Period                 Net 45 Days
-------------------------------------- -----------------------------------------
Order Rescheduling Period              14 Days with Furukawa's consent
-------------------------------------- -----------------------------------------
Order Cancellation Period              14 Days with Furukawa's consent
-------------------------------------- -----------------------------------------

-------------------------------------- -----------------------------------------
Forecast                               Monthly update on LUA (4 weeks ahead)
-------------------------------------- -----------------------------------------
Safety Stock                           Yes
-------------------------------------- -----------------------------------------
DDP Location                           Optical Communication Products, Inc.
                                       6101 Variel Ave., Woodland Hills,
                                       CA 91367 U.S.A. and
                                       Optical Communication Products, Inc.
                                       Bury St. Edmunds, Ventura House,
                                       Kempson Way, Suffolk UK IP327AR,
                                       United Kingdom
-------------------------------------- -----------------------------------------
Minimum Order Quantities               None
-------------------------------------- -----------------------------------------
Product Rejection Period               30 Days
-------------------------------------- -----------------------------------------
Product Warranty Period                1 Year
-------------------------------------- -----------------------------------------
Repair or Replacement Period           30 business Days
-------------------------------------- -----------------------------------------
Lead Time                              3 months
-------------------------------------- -----------------------------------------

                                   Appendix 4
                                 Specifications

Specifications of the Products, including any components or spare parts embedded in the Products, to be furnished by Furukawa and reviewed and approved in writing by OCP prior to becoming effective. Purchasing to supply either the specifications or a reference indicating where the specs can be located. The Specifications will always include the following statement: "No Class 1 ozone depleting substance is used in the manufacture of or is incorporated in, the Products or, if any such substance is used in the manufacture of, or is incorporated in, the Products, then each such Product is properly labeled pursuant to applicable federal law. "

[*****] Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.